EXHIBIT 99.1

Company Contact: David Beckman Chief Legal Officer & Secretary SITEL Worldwide Corporation +1 877.95.Sitel david.beckman@sitel.com	Media Contact: Joe Doyle SITEL Worldwide Corporation +1 877.95.Sitel joe.doyle@sitel.com	Investor Relations: Neal Miller SITEL Worldwide Corporation +1 877.95.Sitel neal.miller@sitel.com

SITEL WORLDWIDE CORPORATION ANNOUNCES PRELIMINARY FOURTH QUARTER 2013 AND FULL YEAR RESULTS

Nashville, Tennessee – February 7, 2014 - SITEL Worldwide Corporation ("SITEL Worldwide"), one of the world’s largest and most diversified providers of customer care outsourcing services, today announced its preliminary financial results for the fourth quarter of 2013 and for the full year.

“We continued to deliver solid operating results during Q4, with both Revenue and Adjusted EBITDA showing year-over-year growth. Generating net free cash flow is our primary focus, and we delivered on that goal with $3.2 million positive free cash flow during 2013, while maintaining consistent investment back into the business. Our innovative and value-adding solutions including premium tech support, Sitel intelligence desktop, Sitel Social Engagement and Sitel Work@Home SolutionsTM continued to expand during the quarter, and our focus on building strong client relationships and operational performance is paying off, with $101.9 million of revenue from new business being recognized during 2013,” stated Bert Quintana, President and Chief Executive Officer.

FOURTH QUARTER AND FULL YEAR 2013 FINANCIAL SUMMARY (UNAUDITED)
Revenue

•	We expect to report Revenues of $1,438 million, an increase of $9.2 million compared to $1,429 million in 2012.

•	When adjusted for the impact of non-recurring items and foreign currency, 2013 revenue increased $36.2 million or 2.5%.

Adjusted EBITDA

•	We expect to report consolidated Adjusted EBITDA of $34.1 million and $130.1 million for the quarter and year, respectively.

•	An increase in 2013 Adjusted EBITDA of 3.9% as compared to the prior year was primarily driven by SG&A cost saving initiatives.

Cash Flow

•	We expect net cash provided by operating activities to be $33.9 million, an increase of $27.3 million compared to $6.6 million for the prior year.

•	We expect net cash used in investing activities to be $30.7 million, a decline of $0.5 million compared with $31.2 million for the prior year.

•	The resulting 2013 preliminary net free cash flow of $3.2 million is up $27.8 million as compared to the prior year.

(Unaudited) (In millions)	For the Three Months Ended Dec 31,
	2013	2012	$ Variance	% Variance

Revenue	$371.0	$370.1	$0.9	0.2%

Adjusted EBITDA	34.1	33.3	0.8	2.5%
Adjusted EBITDA % of Revenue	9.2%	9.0%	0.2%

	For the Twelve Months Ended Dec 31,
	2013	2012	$ Variance	% Variance

Revenue	$1,438.3	$1,429.1	$9.2	0.6%

Adjusted EBITDA	130.1	125.2	4.9	3.9%
Adjusted EBITDA % of Revenue	9.0%	8.8%	0.2%

	For the Twelve Months Ended Dec 31,
	2013	2012	$ Variance	% Variance

Net Cash from Operations	$33.9	$6.6	$27.3	413.6%

Net Cash used in Investing	(30.7)	(31.2)	0.5	160.0%

Net Free Cash Flow	3.2	(24.6)	27.8	113.0%

The table below sets forth a reconciliation from our preliminary unaudited Net income to our expected Adjusted EBITDA for the quarter and year ended December 31, 2013. Net income is the most directly comparable financial measure presented in accordance with GAAP that we are able to estimate at this time.

	For the Three Months Ended,		For the Twelve Months Ended,
(Unaudited) (in millions)	2013	2012	2013	2012
Net Income (loss)	$5.7	$(5.7)	$1.0	$(23.9)
Income taxes	(9.8)	(2.9)	(15.2)	(1.3)
Interest expense and other financing costs, net	20.7	22.1	80.6	84.3
Impairment and loss on disposal	0.8	0.0	4.6	1.5
Amortization of intangibles	1.6	1.6	6.4	7.0
Depreciation	8.2	10.9	34.6	36.0
Restructuring and exit charges	7.5	6.8	14.2	15.7
Non-cash (gain) loss on FX	(0.2)	1.3	1.7	4.6
Non-cash (gain) loss FX hedges	(0.5)	0.2	0.7	(0.9)
Non-cash stock compensation	0.1	0.3	0.3	0.5
Other	0.0	(1.3)	1.2	1.7
Adjusted EBITDA	34.1	33.3	130.1	125.2

Unaudited Preliminary Operating Results

We have not yet finalized our financial statement close process for the quarter and year ended December 31, 2013. In connection with the finalization process, we may identify items that would require us to make adjustments to our preliminary operating results set forth above. As a result, our financial results could be different from those set forth below and those differences could be material.

The preliminary financial data included above has been prepared by and is the responsibility of our management. PricewaterhouseCoopers LLP has not completed their audit with respect to the accompanying preliminary financial data. Accordingly, PricewaterhouseCoopers LLP does not express an opinion or any other form of assurance with respect thereto.

Non-GAAP Financial Measures

The information under Item 2.02 and 7.01 includes EBITDA and Adjusted EBITDA, non-GAAP financial measures within the meaning of applicable SEC rules and regulations. The presentation of these non-GAAP financial measures is not intended to be considered in isolation or as a substitute for the financial information prepared and presented in accordance with U.S. GAAP and may not be comparable to other companies' non-GAAP measures with similar titles.

Adjusted EBITDA is the Company’s primary non-GAAP financial measure. The Company uses Adjusted EBITDA to enhance its understanding of its operating performance in the ordinary, ongoing, and customary course of operations. The Company has historically found it helpful, and believes that investors have found it helpful.

The Company also provides information relating to Adjusted EBITDA so that analysts, investors and other interested persons have the same data that the Company uses to assess its core operating performance. The Company believes that Adjusted EBITDA should be viewed only as a supplement to the U.S. GAAP financial information. The Company also believes, however, that providing this information in addition to, and together with, U.S. GAAP financial information permits analysts, investors and other interested persons to obtain a better understanding of its core operating performance and to evaluate the efficiency of the methodology and information used by management to evaluate and measure such performance on a standalone and a comparative basis.

The use of Adjusted EBITDA has certain limitations. Restructuring, depreciation and amortization expense for various long-term assets, income tax expense or benefit, interest expense, interest income, non-cash gain or loss on foreign exchange, and non-cash gain or loss on foreign exchange hedges have been and will be incurred and are not reflected in the presentation of Adjusted EBITDA. Each of these items should also be considered in the overall evaluation of the results. The Company compensates for these limitations by providing the relevant disclosure of the depreciation and amortization, interest expense, income tax expense and other relevant items both in the reconciliations to the U.S. GAAP financial measures and in the consolidated financial statements, all of which should be considered when evaluating performance.

Forward-Looking Statements

The information under Items 2.02 and 7.01 contains forward-looking statements about the Company’s future performance, which are based on management’s assumptions and beliefs in light of the information currently available to it. Forward-looking statements relate to future events or future performance of the Company and include statements about the Company’s expectations or forecasts for future periods and events. Specific forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts and include, without limitation, words such as “may,” “will,” “expect,” “intend,” “estimate,” “anticipate,” “believe,” “project,” or “continue,” the negative of such terms or other comparable terminology. The Company disclaims any obligation to update those statements, except as applicable law may require it to do so, and cautions you not to rely unduly on them. The Company has based those forward-looking statements on its current expectations and assumptions about future events, which may prove to be inaccurate. While the Company’s management considers those expectations and assumptions to be reasonable, they are inherently subject to significant business, economic, competitive, regulatory and other risks, contingencies and uncertainties, most of which are difficult to predict and many of which are beyond the Company’s control. Therefore, actual results may differ materially and adversely from those expressed in any forward-looking statements. Factors that might cause or contribute to such differences include, but are not limited to, those risk factors that are from time to time included in the Company’s reports filed with the Securities and Exchange Commission, including the Company’s reports on Forms 10-K and 10-Q.

About Sitel
As caring for customers becomes the differentiator that drives consumer spend, Sitel is advancing its position as a world leader in outsourced customer care innovation. With over 28 years of industry experience, Sitel’s 58,000 employees support clients with CRM contact center services that provide predictable and measurable Return on their Customer Investment by building customer loyalty, increasing sales and improving efficiency. Sitel’s global solutions include customer acquisition, customer care, technical support and social media programs. Support operations span from home based agents to 110+ domestic, nearshore and offshore centers in 23 countries across North America, South America, Europe, Africa and Asia Pacific. Sitel manages client programs on behalf of some of the best known brands in the world in 40 languages. Sitel is privately held and majority owned by Canadian diversified company, Onex Corporation. For more information, please visit www.sitel.com.